Issuer Free Writing Prospectus

Relating to Preliminary Prospectus Filed Pursuant to Rule 424(b)(3)

Filed Pursuant to Rule 433

Registration No. 333-136787

October 4, 2006

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS: AEP Texas Central Company (“TCC”), in its capacity as sponsor for AEP Texas Central Transition Funding II LLC (the “Issuer”), a special purpose entity, has filed a registration statement (Registration No. 333-136787)(including a base prospectus and form of prospectus supplement, as supplemented by a preliminary prospectus supplement and base prospectus (the “Prospectus”)) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus in that registration statement and other documents TCC has filed with the SEC for more complete information about the Issuer, TCC and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free at 1-800-221-1037 (Credit Suisse), 1-866-669-7629 (JPMorgan) or 1-866-884-2071 (RBS Greenwich Capital).

AEP TEXAS CENTRAL TRANSITION FUNDING II LLC

PRICING TERM SHEET

$1,739,700,000

Senior Secured Transition Bonds, Series A

Syndicate: Jt. Lead Mgrs. – CS/JPM/RBSGC; Sr. Co. Mgrs. – Bear/First Albany/Loop; Jr. Co. Mgrs. –

ABN/M.R. Beal/Ramirez/Siebert Brandford

Ratings (Moody’s/S&P/Fitch): Aaa/AAA/AAA

Expected Settlement: October 11, 2006, flat

Timing: Priced

Tranche	Size ($MM)	Weighted Average Life	Maturity	# of Sinking Fund Payments	Treasury Spread	Swap Spread

A-1	217.000	2.00	01/10	6	2yrTsy+34.30	Swps -7
A-2	341.000	5.00	07/13	8	5yrTsy+47.00	Swps -2
A-3	250.000	7.58	07/15	5	08/13Tsy+56.30	I/Swp +3
A-4	437.000	10.00	01/18	6	10yrTsy+59.30	Swps +6
A-5	494.700	12.68	07/20	6	10yrTsy+72.30	I/Swp +14.1

	Yield	Coupon	Price to Public
Tranche

A-1	4.972	4.98	99.99585%
A-2	4.989	4.98	99.94158%
A-3	5.094	5.09	99.95516%
A-4	5.174	5.17	99.94852%
A-5	5.304	5.3063	99.99937%

EXPECTED AMORTIZATION SCHEDULE

OUTSTANDING PRINCIPAL BALANCE PER TRANCHE

Date	Tranche A-1	Tranche A-2	Tranche A-3	Tranche A-4	Tranche A-5
Closing Date	$217,000,000	$341,000,000	$250,000,000	$437,000,000	$494,700,000
7/1/07	$191,502,599	$341,000,000	$250,000,000	$437,000,000	$494,700,000
1/1/08	$146,597,600	$341,000,000	$250,000,000	$437,000,000	$494,700,000
7/1/08	$116,771,725	$341,000,000	$250,000,000	$437,000,000	$494,700,000
1/1/09	$66,753,041	$341,000,000	$250,000,000	$437,000,000	$494,700,000
7/1/09	$33,257,771	$341,000,000	$250,000,000	$437,000,000	$494,700,000
1/1/10		$320,241,665	$250,000,000	$437,000,000	$494,700,000
7/1/10		$283,000,263	$250,000,000	$437,000,000	$494,700,000
1/1/11		$224,733,965	$250,000,000	$437,000,000	$494,700,000
7/1/11		$183,518,567	$250,000,000	$437,000,000	$494,700,000
1/1/12		$120,776,762	$250,000,000	$437,000,000	$494,700,000
7/1/12		$75,377,617	$250,000,000	$437,000,000	$494,700,000
1/1/13		$7,938,087	$250,000,000	$437,000,000	$494,700,000
7/1/13			$208,096,401	$437,000,000	$494,700,000
1/1/14			$135,635,225	$437,000,000	$494,700,000
7/1/14			$80,970,371	$437,000,000	$494,700,000
1/1/15			$3,082,300	$437,000,000	$494,700,000
7/1/15				$380,247,750	$494,700,000
1/1/16				$296,555,609	$494,700,000
7/1/16				$231,168,152	$494,700,000
1/1/17				$141,284,773	$494,700,000
7/1/17				$69,962,039	$494,700,000
1/1/18					$468,181,163
7/1/18					$390,548,566
1/1/19					$287,031,686
7/1/19					$202,590,727
1/1/20					$91,578,112
7/1/20

SINKING FUND SCHEDULE

Date	Tranche A-1			Tranche A-2			Tranche A-3			Tranche A-4			Tranche A-5
Tranche Size	$217,000,000	#	#	$341,000,000	#	#	$250,000,000	#	#	$437,000,000	#	#	$494,700,000
7/1/2007	$25,497,401			$-			$-			$-			$-
1/1/2008	$44,904,999			$-			$-			$-			$-
7/1/2008	$29,825,876			$-			$-			$-			$-
1/1/2009	$50,018,683			$-			$-			$-			$-
7/1/2009	$33,495,271			$-			$-			$-			$-
1/1/2010	$33,257,771			$20,758,335			$-			$-			$-
7/1/2010				$37,241,403			$-			$-			$-
1/1/2011				$58,266,298			$-			$-			$-
7/1/2011				$41,215,398			$-			$-			$-
1/1/2012				$62,741,805			$-			$-			$-
7/1/2012				$45,399,145			$-			$-			$-
1/1/2013				$67,439,530			$-			$-			$-
7/1/2013				$7,938,087			$41,903,599			$-			$-
1/1/2014							$72,461,176			$-			$-
7/1/2014							$54,664,854			$-			$-
1/1/2015							$77,888,071			$-			$-
7/1/2015							$3,082,300			$56,752,250			$-
1/1/2016										$83,692,141			$-
7/1/2016										$65,387,457			$-
1/1/2017										$89,883,379			$-
7/1/2017										$71,322,734			$-
1/1/2018										$69,962,039			$26,518,837
7/1/2018													$77,632,598
1/1/2019													$103,516,880
7/1/2019													$84,440,959
1/1/2020													$111,012,615
7/1/2020													$91,578,112
Total Payments	$217,000,000			$341,000,000			$250,000,000			$437,000,000			$494,700,000